Exhibit 10 (b)

TERMS AND CONDITIONS OF

PERFORMANCE SHARE AWARDS ISSUED PURSUANT TO

THE CHURCHILL DOWNS INCORPORATED

2007 OMNIBUS STOCK INCENTIVE PLAN

FOR EMPLOYEES OF TWINSPIRES

1. ESTABLISHMENT OF THE TERMS AND CONDITIONS OF PERFORMANCE SHARE AWARDS ISSUED PURSUANT TO THE CHURCHILL DOWNS INCORPORATED 2007 OMNIBUS STOCK INCENTIVE PLAN FOR EMPLOYEES OF TWINSPIRES.

(a) The Compensation Committee of the Board of Directors of Churchill Downs Incorporated (the “Company”) hereby establishes the following Twinspires Performance Share Awards Terms and Conditions for employees of Twinspires (the “Twinspires Performance Share Awards Terms and Conditions”) applicable to Performance Share Awards granted pursuant to the Company’s 2007 Omnibus Stock Incentive Plan (the “Plan”). Any capitalized terms not defined herein shall have the meaning set forth in the Plan. In the event of a conflict between the provisions of the Plan and the Twinspires Performance Share Awards Terms and Conditions, the provisions of the Plan shall prevail.

(b) For purposes of Performance Share Awards granted pursuant to the Plan, the terms listed below shall have the following meanings:

(1) Award Value shall mean the maximum dollar award value a Participant may earn for any Performance Period.

(2) Cause shall have the meaning set forth in an employment agreement or other agreement, including, but not limited to a severance agreement, between Participant and the Company or a Subsidiary that contains a definition of “Cause.” If no such agreement exists, “Cause” shall mean the occurrence of any one of the following acts by Participant:

(i) Participant shall have been convicted of, or shall have pleaded guilty or nolo contendere to, any felony or any crime involving dishonesty or moral turpitude;

(ii) Participant shall have breached his or her Performance Share Award Agreement or any employment, non-competition or non-solicitation covenant or agreement with the Company or a Subsidiary, whether in an employment agreement or otherwise;

(iii) Participant shall have failed (x) to substantially comply with the rules or policies of general application of the Company or a Subsidiary, or (y) to devote substantial time and energy to the business and affairs of the Company or a Subsidiary (other than due to death or Disability);

(iv) Participant shall have engaged in any fraud, embezzlement, theft or other dishonesty against the Company or a Subsidiary;

(v) Participant’s continued failure to substantially perform Participant’s duties;

(vi) Participant’s repeated acts of insubordination, or failure to execute Company or Subsidiary plans and/or strategies; or

(vii) Participant engages in any act that is intended or may reasonably be expected to harm the reputation, business, prospects or operations of the Company or a Subsidiary;

(3) Change in Control shall mean the first to occur of the following events:

(i) the acquisition, directly or indirectly, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either the then-outstanding voting securities of the Company (the “Outstanding Company Common Stock”) or the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (w) any acquisition directly from the Company, (x) any acquisition by the Company or any of its subsidiaries, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (z) any acquisition by any corporation pursuant to a transaction which complies with clauses (x), (y) and (z) of subsection (iii) of this definition;

(ii) individuals who, as of the Effective Date, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity (a “Corporate Transaction”), in each case, unless, immediately following such Corporate Transaction, (x) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of Common Stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the Company resulting from such Corporate Transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (y) no Person (excluding any corporation resulting from such Corporate Transaction or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) beneficially owns, directly or indirectly, 50% or more of, respectively, the then Outstanding Company Common Stock resulting from such Corporate Transaction or the Outstanding Company Voting Securities resulting from such Corporate Transaction, except to the extent that such ownership existed prior to the Corporate Transaction, and (z) at least a majority of the members of the Board of the Company resulting from the Corporate Transaction were members of the Incumbent Board at the time of the execution of the initial plan or action of the Board providing for such Corporate Transaction;

(iv) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company; or

(v) the disposition by the Company of all or substantially all of the assets of the Twinspires.com business unit.

(4) Disability shall mean the inability of Participant to perform his normal duties as a result of any physical or mental injury or ailment for (i) any consecutive ninety (90)-day period, or (ii) any one hundred eighty (180) days (whether or not consecutive) during any three hundred sixty-five (365) calendar day period.

(5) EBITDA shall mean the Twinspires.com business (which includes the BRIS Data business) net income from continuing operations plus interest expense plus taxes plus depreciation and amortization (after giving effect to accruals for the cost of the Performance Share Awards).

(6) Effective Date shall mean the date the Committee approves the Twinspires Performance Share Awards Terms and Conditions.

(7) Open Performance Period shall mean a Performance Period that has not been closed and for which the Twinspires Performance Goals have not been achieved.

(8) Participant shall mean an eligible Employee that has been granted an Award Value pursuant to the Twinspires Performance Share Awards Terms and Conditions.

(9) Performance Period shall mean each of the 2008-2011 calendar years, inclusive.

(10) Performance Share Award shall mean a grant of Performance Shares following Committee certification of the Company’s Performance Goals pursuant to the Twinspires Performance Share Awards Terms and Conditions.

(11) Performance Share Award Agreement shall mean a written agreement between the Company and a Participant with respect to any earned Performance Shares.

(12) Retirement shall (i) have the meaning assigned to it in Company’s tax qualified retirement plan, or (ii) mean the attainment of such other retirement age as the Committee may designate from time to time.

(13) Termination Date shall mean the date set forth in Section 12(a).

(14) Twinspires Performance Goals shall have the meaning set forth in Section 5(a).

2. ADMINISTRATION OF THE TWINSPIRES PERFORMANCE SHARE AWARDS TERMS AND CONDITIONS.

The Twinspires Performance Share Awards Terms and Conditions shall be administered by the Committee. The Committee shall have the sole authority, in its absolute discretion, to adopt, amend and rescind any and all rules and regulations as, in its opinion, may be advisable in the administration, construction and interpretation of the Twinspires Performance Share Awards Terms and Conditions, its rules and regulations, and the instruments evidencing awards granted under these terms and conditions, and to make all other determinations deemed necessary or advisable for the administration of these terms and conditions. All decisions, determinations and interpretations of the Committee shall be binding on all Participants.

3. ELIGIBILITY.

The Committee shall determine the Employees that will be eligible for grant of Performance Share Awards under the Twinspires Performance Share Awards Terms and Conditions, as well as his or her Award Value for each of the Performance Periods.

4. AVAILABILITY OF PERFORMANCE SHARE AWARDS.

Pursuant to the terms of the Plan, up to 300,000 Performance Share Awards may be granted under the Twinspires Performance Share Awards Terms and Conditions to any Participant in any calendar year. Performance Shares that are forfeited shall again be available for grant under the Plan and the Twinspires Performance Share Awards Terms and Conditions.

5. PERFORMANCE MEASURES.

One hundred percent (100%) of each Performance Share Award shall be based upon Twinspires’ achievement of minimum EBITDA performance goal for a particular Performance Period. The minimum EBITDA goal for each Performance Period is as follows (each, the “Twinspires Performance Goals”):

•	2008 – 13.5 million

•	2009 – 21.5 million

•	2010 – 30.0 million

•	2011 – 40.0 million

The determination of whether such Twinspires Performance Goals have been achieved shall be made by the Company’s outside auditors.

6. GRANT OF PERFORMANCE SHARE AWARDS.

(a) The Committee shall certify the results of the Twinspires Performance Goals in the first quarter of each calendar year for the years 2009 through 2012,

inclusive, following the Company’s completion of its year end financial reports, as audited. Except as otherwise provided in the Twinspires Performance Share Awards Terms and Conditions, following such certification, each Participant shall be granted a Performance Share Award in respect of applicable Performance Periods; provided that no Performance Share Award may be granted in respect of a future Performance Period.

(b) The value of the Performance Share Award shall be based upon Participant’s applicable Award Value and the Committee’s certification of the Twinspires Performance Goals. Except as otherwise provided, the number of shares subject to the Performance Share Award shall be determined based on dollar value of the Performance Share Award for the particular year divided by the closing price of the Company’s common stock on the last business day of the calendar year immediately preceding the date of grant. Except as otherwise set forth herein, the Performance Share Award shall vest and be payable in accordance with Section 7 below.

(c) Once a Performance Share Award has been granted for a particular Performance Period, such Performance Period shall be closed. In the event Twinspires does not achieve the Twinspires Performance Goals for the scheduled Performance Period, such Performance Period shall be closed. No future Performance Share Award may be granted in respect of any closed Performance Period. Only one Performance Share Award grant may be awarded in respect of any Performance Period.

7. VESTING AND PAYMENT OF PERFORMANCE SHARE AWARDS.

(a) Subject to Participant’s continued employment with the Company or a Subsidiary, Performance Share Awards shall vest over a period of twelve (12) months in equal quarterly installments on the last day of each quarter, at which time such awards shall be payable as soon as administratively practicable. The first vesting date shall begin on March 31 of the year of grant.

(b) At or before each vesting date, the Committee shall determine, in its sole discretion, whether the Performance Share Award shall be settled in cash, Shares or a combination of both.

8. DIVIDEND EQUIVALENTS.

Participants shall be entitled to accrue dividend equivalents with respect to the Performance Shares that are subject to the unvested portion of any Performance Share Award, which dividend equivalents shall be payable as soon as administratively practicable following the vesting of the Performance Share Award related to such dividend equivalent amounts, but in no event later than March 15th of the year following the year of vesting.

9. EXTRAORDINARY EVENTS.

If the Committee determines that one or more extraordinary events has occurred during a Performance Period that alter the basis upon which the performance measures set forth in Section 5 are to be calculated, the Committee may adjust these performance measures as may be necessary to exclude the effect of these events. Events warranting such action may include, but are not limited to, major acquisitions or divestitures, significant changes in accounting practices, significant capital expenditures or a recapitalization of the Company. Notwithstanding the foregoing, the Committee shall not have the discretion to increase the Award Value payable that would otherwise be due upon certification of the Twinspires Performance Goals.

10. TERMINATION OF EMPLOYMENT.

(a) Except as set forth in Sections 10(b) below, termination of a Participant’s employment with the Company or a Subsidiary prior to full vesting of the Performance Share Award for any reason (whether voluntary or involuntary) shall result in forfeiture (i) of any then unvested Performance Share Awards and any accrued but unpaid dividend equivalents thereon and (ii) of all opportunity to receive a Performance Share Award for any Open Performance Period.

(b) Termination of a Participant’s employment by reason of Participant’s death, Disability, or Retirement or by the Company or a Subsidiary without Cause shall result in (i) full acceleration of vesting of any then unvested Performance Share Awards and, subject to Section 13(a), payout as soon as administratively practicable in a lump sum of such accelerated Performance Shares and accrued dividend equivalents thereon to the Participant (or the Participant’s beneficiary or estate in the event of death) and (ii) forfeiture of all opportunity to receive a Performance Share Award for any Open Performance Period.

11. CHANGE IN CONTROL.

(a) In the event of a Change in Control, the following shall apply:

(1) Full acceleration of vesting and, subject to Sections 13(a) and (b), payout as soon as administratively practicable in a lump sum of such accelerated Performance Shares and accrued dividend equivalents thereon to the Participant;

(2) Automatic grant of a Performance Share Award equal to fifty percent (50%) of any of Participant’s unearned Award Values (without regard to the Twinspires Performance Goal) for any Open Performance Periods. Such Performance Share Award shall be fully vested and, subject to Sections 10(b) and 13(a), shall be payable in accordance with the original payout schedule attributable to the underlying Open Performance Periods. The number of Shares subject to such Performance Share Award shall be determined based on the closing price of the Company’s Common Stock on the last business day immediately prior to the Change in Control; and

(3) Immediate termination and forfeiture of the remaining (50%) of any of Participant’s unearned Award Values for any Open Performance Period.

(4) Example:

(i) Facts: Participant was granted an Award Value of $100,000 for 2008, $125,000 for 2009, $150,000 for 2010, and $200,000 for 2011. Twinspires achieved the 2008 Twinspires Performance Goals, but did not achieve the 2009 Twinspires Performance Goals. In 2010, the Company was acquired in a transaction that constituted a Change in Control. The closing price of the Company’s Common Stock on the day prior to the termination of the Twinspires Performance Share Awards Terms and Conditions was $100.00 per share.

(ii) Awards: There would be no effect on the Performance Share Award granted in respect of the 2008 Performance Period, which would have vested in full. Participant would not be entitled to a grant of a Performance Share Award in respect of the 2009 Performance Period as the Twinspires Performance Goals were not met in such year. In connection with the Change in Control, each Participant would be granted two separate Performance Share Awards.

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The Performance Share Award in respect of the 2010 Performance Period would have a dollar value of $75,000 (50% x $150,000) and would cover 750 shares ($75,000 ÷ 100.00 per share), if applicable. This Performance Share Award would be fully vested at the time of grant but would be payable in quarterly installments over a period of twelve months beginning March 31, 2011, regardless of Participant’s continued employment with the Company or a Subsidiary.

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The Performance Share Award in respect of the 2011 Performance Period would have a dollar value of $100,000 (50% x $200,000) and would cover 1,000 shares ($100,000 ÷ 100.00 per share), if applicable. This Performance Share Award would be fully vested at the time of grant but would be payable in quarterly installments over a period of twelve months beginning March 31, 2012, regardless of Participant’s continued employment with the Company or a Subsidiary.

(iii) If Participant were terminated pursuant to any of the conditions set forth in Section 10(b), subject to Section 13(a), Participant would be entitled to a payout as soon as administratively practicable in a lump sum of any unpaid amounts.

12. EXPIRATION OF THE TWINSPIRES PERFORMANCE SHARE AWARDS TERMS AND CONDITIONS; TERMINATION OF THE TWINSPIRES PERFORMANCE SHARE AWARDS TERMS AND CONDITIONS.

(a) The Twinspires Performance Share Awards Terms and Conditions shall automatically terminate on the date the Committee determines the grants of Performance Share Awards, if any, in respect of 2011 Performance Period (the

“Termination Date”). Any Open Performance Periods as of such date shall be immediately terminated and Participant shall not be entitled to any Performance Share Award for any remaining Open Performance Period.

(b) Subject to Section 409A and except as set forth in Section 11(b), in the event the Twinspires Performance Share Awards Terms and Conditions are terminated prior to the Termination Date, the following shall apply:

(1) Subject to Section 10(b), any unvested Performance Share Awards and accrued dividend equivalents thereon shall continue to vest in accordance with its existing vesting schedule; and

(2) Participant shall be automatically granted a Performance Share Award, effective immediately prior to the termination of the Twinspires Performance Share Awards Terms and Conditions, equal to fifty percent (50%) of any of Participant’s unearned Award Values (without regard to the Twinspires Performance Goals) for any Open Performance Period. The number of shares subject to such Performance Share Award shall be determined based on the closing price of the Company’s Common Stock on the last business day immediately prior to the termination of the Twinspires Performance Share Awards Terms and Conditions. Subject to Section 10(b), such Performance Share Award shall vest in accordance with the vesting schedule attributable to the underlying Open Performance Period of each such Performance Share Award, with the first vesting date beginning on the last day of the calendar quarter in which such Performance Share Award was granted.

(3) The remaining (50%) of any of Participant’s unearned Award Values shall terminate in full and Participant shall not be entitled to any Performance Share Award in respect of such unearned Award Values.

(4) Example:

(i) Facts: Participant was granted an Award Value of $100,000 for 2008, $125,000 for 2009, $150,000 for 2010, and $200,000 for 2011. Twinspires achieved the 2008 Twinspires Performance Goals, but did not achieve the 2009 Twinspires Performance Goals. In 2010, the Company terminated the Twinspires Performance Share Awards Terms and Conditions. The closing price of the Company’s Common Stock on the day prior to the termination of the Twinspires Performance Share Awards Terms and Conditions was $100.00 per share.

(ii) Awards: There would be no effect on the Performance Share Award granted in respect of the 2008 Performance Period, which would have vested in full. Participant would not be entitled to a grant of a Performance Share Award in respect of the 2009 Performance Period as the Twinspires Performance Goals were not met in such year. Participant would be granted two separate Performance Share Awards.

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The Performance Share Award in respect of the 2010 Performance Period would have a dollar value of $75,000 (50% x $150,000) and would cover 750 shares ($75,000 ÷ 100.00 per share), if applicable. Subject to Section 10(b), this Performance Share Award would vest in quarterly installments over a period of twelve months.

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The Performance Share Award in respect of the 2011 Performance Period would have a dollar value of $100,000 (50% x $200,000) and would cover 1,000 shares ($100,000 ÷ 100.00 per share), if applicable. Subject to Section 10(b), this Performance Share Award would vest in quarterly installments over a period of twelve months.

13. SECTION 409A.

(a) If any amount to be paid to a Participant pursuant to the Twinspires Performance Share Awards Terms and Conditions is subject to Section 409A of the Code and the rules and regulations issued thereunder (“Section 409A”), and if the Participant is a “specified employee” (as defined under Section 409A) as of the termination date, then with regard to any payment or the provision of any benefit that is specified as subject to this paragraph, such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Participant’s “separation from service” (as such term is defined under Section 409A), and (ii) the date of the Participant’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Participant in a lump sum, and any remaining payments and benefits due under the Twinspires Performance Share Awards Terms and Conditions shall be paid or provided in accordance with the normal payment dates specified for them herein.

(b) In the event of the occurrence of a Change in Control that does not also constitute a 409A Change in Control (as defined below), any payment or benefit that would become payable or distributable on an accelerated basis in connection with such Change in Control shall not be so accelerated and shall be paid out in accordance with its originally scheduled payout date.

For purposes of the foregoing, a “409A Change in Control” shall be deemed to occur if any of the following conditions are determined to have been met, provided such determination is in accordance with Treasury Regulation §1.409A-3(i)(5):

(i) Any one person, or more than one person acting as a group (as determined under Treasury Regulation §1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company.

(ii) Any one person, or more than one person acting as a group (as determined under Treasury Regulation §1.409A-3(i)(5)(v)(B)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30 percent or more of the total voting power of the stock of the Company.

(iii) A majority of members of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment or election.

(iv) Any one person, or more than one person acting as a group (as determined under Treasury Regulation §1.409A-3(i)(5)(v)(B)), acquires (or has acquired during the 12- month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.

(c) It is intended that the Twinspires Performance Share Awards Terms and Conditions shall comply with the provisions of Section 409A so as not to subject any Participant to the payment of additional taxes and interest under Section 409A. In furtherance of this intent, this Twinspires Performance Share Awards Terms and Conditions shall be interpreted, operated, and administered in a manner consistent with these intentions, and to the extent that any regulations or other guidance issued under Section 409A would result in any Participant being subject to payment of additional income taxes or interest under Section 409A, the Company agrees to amend the Twinspires Performance Share Awards Terms and Conditions or any Performance Share Award Agreement as may be necessary in order to avoid the application of such taxes or interest under Section 409A.

14. UNFUNDED STATUS OF THE PERFORMANCE SHARE AWARDS TERMS AND CONDITIONS.

The Twinspires Performance Share Awards Terms and Conditions is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.